Exhibit 5
                                                                       ---------

                   AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENT
                   ------------------------------------------

      This AMENDMENT NO. 1 is made as of the 14th day of February, 2002 (the "Amendment") by and between Kevin Kimberlin Partners, L.P., a Delaware limited partnership ("KKP"), The Immune Response Corporation, a Delaware corporation ("Seller") and Oshkim Limited Partnership ("Oshkim").

      WHEREAS, the Seller and the KKP entered into that certain Note Purchase Agreement dated as of November 9, 2001 (the "Agreement").

      WHEREAS, the Seller proposes to issue and sell Additional Securities to Oshkim and Oshkim wishes to purchase Additional Securities from Seller.

      WHEREAS, the parties desire to amend the Agreement to add Oshkim as a party and in certain other respects as set forth below.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby amend the Agreement and agree as follows:

      1. Effective as of the date of this Amendment, the Agreement is hereby amended as follows:

          a.   Oshkim shall be a party to the Agreement.

          b. All references in the Agreement to "Buyer" for all purposes related to Additional Securities shall be deemed to refer to Oshkim, and for all purposes related to the Securities shall be deemed to refer to KKP.

          c. The third recital on page one is hereby amended to add a new last sentence which shall read in its entirety as follows:

               "Notwithstanding the foregoing, the Additional Note issued on February 14, 2002 shall have an initial Conversion Price equal to the product of (i) one hundred twelve and one-half (112.5%) percent multiplied by (ii) the average of the closing bid prices of the Common Stock for the five (5) consecutive trading days immediately preceding the issuance date of such Additional Note, and the Additional Warrant issued on February 14, 2002 shall be to purchase, pursuant to an additional warrant agreement, that number of shares of the Common Stock equal to the principal loan amount of such corresponding Additional Note divided by one hundred twelve and one-half (112.5%) percent of the exercise price per share of such Additional Warrant, which exercise price shall be equal to the average of the closing bid prices of the Common Stock for the five (5) consecutive trading days immediately preceding the issuance date of such Additional Warrant, determined and adjusted in accordance with, and subject to the same terms and conditions provided in, the Warrant Agreement, but shall only be exercisable to the extent that such shares issuable on exercise of such Additional Warrant, when aggregated with shares issuable on conversion of the Initial Note, Initial Warrant and Additional Note, would not exceed 19.99% of the Seller's outstanding shares on November 9, 2001 in order to be in compliance with NASD Rule 4350(i)(1)(D) until the required shareholder approval of the issuance of the Notes and


                                      -1-
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               Warrants for purposes of NASD Rule 4350(i) has been obtained."

          d.   Section 3.2 is hereby amended to read in its entirety as follows:

               "3.2 MATURITY. Unless otherwise converted into the Conversion Shares (as defined in Section 3.4 hereof) in accordance with the provisions hereof or unless extended in writing by Buyer in its sole discretion, the Initial Note shall mature on May 5, 2002; provided however that if the Seller shall receive shareholder approval of the issuance of the Initial Note and Initial Warrant for purposes of NASD Rule 4350(i) the Initial Note shall mature on the three-year anniversary date of the date of issuance of such Initial Note. The Additional Notes shall mature on the three-year anniversary date of the date of issuance of such Additional Note. The maturity dates for the Initial Note and for any Additional Note each to be referred to as a "Note Maturity Date." On the applicable Note Maturity Date of any of the Notes, unless converted into the Conversion Shares in accordance with the provisions hereof, all outstanding principal and any accrued and unpaid interest due and owing on such Note shall be immediately paid by Seller."

          e. Section 3.4(a) is hereby amended to read in its entirety as follows:

               "3.4 CONVERSION; VOLUNTARY PREPAYMENT. (a) Subject to Section 3.5 hereof, Buyer may convert the principal and/or any accrued and unpaid interest of any of the Notes, in whole or part, into shares (the "Conversion Shares") of Common Stock at the Conversion Price (as defined below) at any time and from time to time on or after the date of issuance of such Note. For purposes hereof, "Conversion Price" (which shall be hereafter subject to adjustment as provided in Sections 3.7 and 3.8 hereof) for the Notes shall mean the product of (i) 0.8 multiplied by (ii) the average of the closing bid prices of the Common Stock for the ten
               (10) consecutive trading days immediately preceding the issuance date of such Note, except that for the Additional Note issued on February 14, 2002 the Conversion Price shall mean the product of
               (i) 1.125 multiplied by (ii) the average of the closing bid prices of the Common Stock for the five consecutive trading days immediately preceding the issuance date of such Additional Note. The Conversion Price for the Initial Note, as of November 9, 2001, shall be $1.1536, subject to adjustment as set forth in Sections 3.7 and 3.8 hereof. Upon conversion, Buyer shall receive the number of shares of Common Stock calculated by dividing the principal amount of, and (at Buyer's election) any interest on, such Note being converted by the Conversion Price. No fractional shares of Common Stock shall be issued upon conversion. In lieu of any fractional shares to which Buyer would otherwise be entitled, Seller shall pay cash in an amount equal to such fraction multiplied by the Conversion Price. None of the Notes shall be subject to automatic conversion or to conversion at the option of Seller."

          f. Section 3.7(a)(iii) is hereby amended to read in its entirety as follows:

               "(iii) In the event that Seller shall issue Additional Shares of Common Stock (as defined in the Warrant Agreement) without consideration or for a consideration per share less than the then-applicable Conversion Price, then and in such event, such Conversion Price shall be adjusted in the same manner (and in accordance with the adjustment provisions set forth in the Warrant Agreement) that the Exercise Price (as defined in the Warrant Agreement) shall be adjusted in the event that Seller shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the then-applicable Exercise Price. Notwithstanding the foregoing, the Conversion Price shall be adjusted only to the extent such adjustment will be in compliance with NASD Rule 4350(i)."

          g. Section 3.7(a) is hereby amended to add a new subsection (iv) which shall read in its entirety as follows:

               "(iv) CARRYOVER. Notwithstanding the provisions of subsection 3.7(a)(iii) above, any adjustments to the Conversion Price which would have been made but for the receipt of shareholder approval of the issuance of the Notes and Warrants for purposes of NASD Rule 4350(i), shall be carried forward and, upon receipt of any required shareholder approval of the issuance of the Note and Warrant for purposes of NASD Rule 4350(i), shall be made at such time."

          h. The language in the second to last sentence in Section 9(iv) beginning with "(y) if such event . . ." and ending with "due and payable." is hereby amended to read in its entirety as follows:

               "(y) if such event is any other Event of Default, Buyer may, by written notice to Seller, immediately declare all, or less than all, of the Notes (with all accrued and unpaid interest thereon) and all other amounts owing under this Agreement and any of the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable."

          i. Section 6.2(c)(i) is hereby amended to read in its entirety as follows:

               "(i) If, as a result of a Conversion Price adjustment pursuant to
               Section 3.7 hereof and/or an Exercise Price adjustment pursuant to Section 3.3 of the Warrant Agreement, the Securities or Additional Securities could be converted or exercised, as applicable, into a number of shares of Common Stock in excess of which Seller is permitted to issue (i.e., nineteen and 99/100 (19.99%) percent of the then-outstanding shares of Seller's capital stock (the "Nasdaq Threshold")) under the rules or regulations (the "Trading Regulations") of the NNM, or any stock exchange or other self-regulatory organization to which Seller or its securities is subject (collectively, "Nasdaq"), Seller shall
               (x) promptly thereupon call and hold a meeting of its stockholders in respect thereof and (y) use its best efforts to
               (A) obtain the necessary approval of its stockholders, (B) obtain an appropriate order from Nasdaq that there is an applicable exemption from the Trading Regulations or (C) obtain a written opinion from Seller's legal counsel that such approval is otherwise not required, which opinion shall be reasonably satisfactory to Buyer (each, a "Nasdaq Consent")."

      2. Except as specifically provided herein, the Agreement, as originally executed by the parties thereto and as amended hereby, shall remain in full force and effect.

      3. Any defined terms not defined herein shall have the respective meanings set forth in the Agreement.

      4. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      5. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such jurisdiction.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                            KEVIN KIMBERLIN PARTNERS, L.P.


                                            By: /s/ Kevin Kimberlin
                                                ------------------------------
                                               Name: Kevin Kimberlin
                                               Title: Member Manager

                                            OSHKIM LIMITED PARTNERSHIP


                                            By: /s/ Kevin Kimberlin
                                                -------------------------------
                                               Name:Kevin Kimberlin
                                               Title: General Partner




                                            THE IMMUNE RESPONSE CORPORATION


                                            By: /s/ Howard Sampson
                                                -------------------------------
                                               Name:  Howard Sampson
                                               Title: Vice President, Finance
                                                      Chief Financial Officer,
                                                      Treasurer